Exhibit 10.69

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated December 21, 2005, between Theodore Venners ("Executive") and KFx Inc., a Delaware corporation (the "Company").  In consideration of the mutual covenants and agreements set forth below, Executive and the Company agree as follows:

            1.         Employment.  (a)  The Company hereby agrees to employ Executive commencing effective on December 1, 2005 (the "Effective Date") as its Chairman and Chief Technology Officer during the Term (defined below), with the authority, responsibilities and duties customarily exercised by a person holding that position.  Executive shall report to the Chief Executive Officer of the Company (the "CEO") and shall perform his duties subject to the overall policies and directions of the CEO.  The "Term" shall begin on the Effective Date and end on the fifth anniversary of the Effective Date, subject to earlier termination as provided herein; provided, however, that the Term will be automatically extended by twelve months on the fifth anniversary of the Effective Date and on each of the two anniversaries thereafter, unless one party to this Agreement provides written notice of non-renewal to the other party at least 90 days prior to the date of such automatic extension.

                        (b)        Executive has been and will remain a member of the Board.  Hereafter and during the Term, while Executive is employed by the Company, the Board shall use its best efforts to cause Executive to continue to serve on the Board as a director, shall include Executive in the Board's slate of nominees for election as a director at annual meetings of the Company's shareholders, and shall recommend to the shareholders at each such meeting that Executive be elected or reelected as a director of the Company, to the extent consistent with the fiduciary obligations of the Board to the shareholders.

            2.         Performance of Duties.  During the Term, Executive shall devote substantially his full business time, energies and talents serving as the Company’s Chairman and Chief Technology Officer and as a director.  Executive may, however, (i) serve as a director, trustee or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of no more than two (2) for-profit businesses (not including advisory boards, participation on which shall not be specifically limited), and (iii) have passive investment interests in one or more entities (although his passive investment interest in any entity which is in direct competition with the Company (meaning that such company is in the business of coal fuel production) may not exceed five percent (5%) of that entity’s total outstanding equity); provided that such activities described in clauses (i), (ii) and (iii) do not materially interfere with the performance of Executive's duties under this Agreement.

            3.         Initial Restricted Stock Award.  On the date of signing this Agreement, Executive shall be granted 600,000 shares of the Company's common stock ("Common Stock"), which shares shall initially be subject to forfeiture and shall vest and become non-forfeitable in accordance with the provisions of this Section 3 (the “Restricted Stock Award”).  The Restricted Stock Award shall be made pursuant to the Company’s 2004 Equity Incentive Plan, which was previously approved by the Company’s stockholders at its annual meeting held on June 21, 2005.

            (a)        Time Based Vesting Schedule.  Unless sooner vested pursuant to the provisions of Sections 3(b), 3(c), or 3(d), below, the Restricted Stock Award shall vest in full on the seventh anniversary of the Effective Date, provided that Executive is continually employed on a full-time basis as contemplated in Section 2 above by the Company from the Effective Date through such date.

            (b)        Performance Based Accelerated Vesting.  (i) The Restricted Stock Award shall vest as indicated below upon attainment of any of the following events during the Term until the Restricted Stock Award is vested in full:

                                    (A)       Share Price.  The Restricted Stock Award shall vest in full as of the date the non volume-weighted average daily closing price of the Company’s Common Stock on the principal securities exchange or market on which the Company’s Common Stock is then traded equals or exceeds Forty-Five and 05/100 Dollars ($45.05) for the trading days within any period of 90 consecutive calendar days during the Term (the “Share Price Target”).  In the event of a stock split, reverse stock split, subdivision, recapitalization, reclassification, merger, consolidation (whether or not the Company is the surviving corporation), combination or exchange of shares, separation, or reorganization, or in the event of an extraordinary dividend, “spin-off”, liquidation, other substantial distribution of assets of the Company or other change in capital of the Company, or the issuance by the Company of shares without receipt of full consideration therefor, or rights or securities exercisable, convertible or exchangeable for shares, or any similar change affecting the Company’s capital structure, (a “Change in the Company’s Capitalization”), during the Term, the Shares Price Target shall be equitably adjusted to effectuate the intent of the parties with regard to the accelerated vesting of the Restricted Stock Award under this Section based upon the initial Share Price Target.

                                    (B)       Gross Revenue.  Vesting shall occur if the Company has annualized Gross Revenue for any fiscal year during the Term exceeding $1,000,000,000 (the “Gross Revenue Target”).  Gross Revenue shall mean all operating revenue of the Company together with royalty and licensing revenue from whatever source derived, as well as the portion of the revenue derived from the operation of “K-Fuel” plants attributable to any other person that jointly owns or operates, or has jointly owned or operated, one or more such plants directly or indirectly with the Company (a “Company Partner”) and is not intended to include any extraordinary or non-recurring items such as the proceeds from the sale of a subsidiary, the proceeds from the sales of capital assets belonging to the Company, or the proceeds from the sale by a Company Partner of its interest in a “K-Fuel” plant to a third-party.  The Gross Revenue Target is attained based on annual or quarterly determinations, as described below.  The Company’s fiscal year is the calendar year.

                                    (1)        The Restricted Stock Award shall vest in full if the Company’s Gross Revenue for any fiscal year exceeds the Gross Revenue Target.  Vesting shall occur as of the date the Board, in good faith, reasonably determines that the Gross Revenue Target for the fiscal year is achieved, which date shall occur as soon as reasonably practicable after the end of the fiscal year, or, if earlier, upon the first to occur after the end of the fiscal year of (a) the date Executive terminates employment or (b) the date immediately prior to a Change of Control.  If Executive terminates employment prior to the end of a fiscal year, the Company shall determine its Gross Revenue for such fiscal year through the end of the calendar quarter immediately preceding the date of termination.  If the Company’s Gross Revenue through the end of the calendar quarter immediately preceding the date of termination would, if annualized, (as determined by the Board in good faith) exceed the Gross Revenue Target, the Restricted Stock Award shall vest in full immediately prior to the date of termination.

                                    (2)        One-quarter of the Restricted Stock Award shall vest for each calendar quarter during the Term in which the Company’s Gross Revenue would, if annualized, (as determined by the Board in good faith) exceed the Gross Revenue Target.  Vesting shall occur as of the date the Board reasonably determines in good faith that the Gross Revenue Target for the calendar quarter is achieved, which date shall occur as soon as reasonably practicable after the end of the calendar quarter, or, if earlier, upon the first to occur after the end of the calendar quarter of (a) the date Executive terminates employment or (b) the date immediately prior to a Change of Control.

                                    (C)       Net Cash Flow.  Vesting shall occur if the Company has annualized Net Cash Flow for any fiscal year during the Term exceeding Two Hundred Fifty Million Dollars ($250,000,000) (the “Net Cash Flow Target”).  Net Cash Flow shall mean the Company’s gross operating revenue from whatever source derived (excluding sales of assets, plants or portions of plants or subsidiaries except as specifically provided below), minus the cost of goods sold and all selling, general, and administrative expenses of the Company other than expenses for income taxes, depreciation, amortization, debt repayment, and non-cash items.  For purposes of determining Net Cash Flow, Company tax credits monetized or used by the Company, as well as all profits on sales of assets, plants or portions of plants and subsidiaries, shall be included in the determination of gross operating revenue on a straight-line amortized basis over the five year period beginning on the date the Company receives the proceeds from, or receives the benefit of, the tax credit or sale.  The Company shall be deemed to receive the benefit of any tax credits used by the Company as of the date the Company files its audited financial statements reflecting the tax benefit of such credits.  The Net Cash Flow Target is attained based on annual or quarterly determinations, as described below.

                                    (1)        The Restricted Stock Award shall vest in full if the Company’s Net Cash Flow for any fiscal year exceeds the Net Cash Flow Target.  Vesting shall occur as of the date the Board, in good faith, reasonably determines that the Net Cash Flow Target for the fiscal year is achieved, which date shall occur as soon as reasonably practicable after the end of the fiscal year, or, if earlier, upon the first to occur after the end of the fiscal year of (a) the date Executive terminates employment or (b) the date immediately prior to a Change of Control.  If Executive terminates employment prior to the end of a fiscal year, the Company shall determine its Net Cash Flow for such fiscal year through the end of the calendar quarter immediately preceding the date of termination.  If the Company’s Net Cash Flow through the end of the calendar quarter immediately preceding the date of termination would, if annualized, (as determined by the Board in good faith) exceed the Net Cash Flow Target, the Restricted Stock Award shall vest in full immediately prior to the date of termination.

                                    (2)        One quarter of the Restricted Stock Award shall vest for each calendar quarter during the Term in which the Company’s Net Cash Flow would, if annualized, (as determined by the Board in good faith) exceed the Net Cash Flow Target.  Vesting shall occur as of the date the Board reasonably determines in good faith that the Net Cash Flow Target for the calendar quarter is achieved, which date shall occur as soon as reasonably practicable after the end of the calendar quarter, or, if earlier, upon the first to occur after the end of the calendar quarter of (a) the date Executive terminates employment or (b) the date immediately prior to a Change of Control.

                        (ii)        One-half of the Restricted Stock Award shall vest as of the date the non volume-weighted average daily closing price of the Company’s Common Stock on the principal securities exchange or market on which the Company’s Common Stock is then traded exceeds Thirty and 05/100 Dollars ($30.05) for the trading days within any period of 90 consecutive calendar days during the Term (the “Reduced Share Price Target”), provided that the Reduced Share Price Target is attained while Executive is employed by the Company on a full-time basis as contemplated by Section 2 above.  In the event of a Change in the Company’s Capitalization, (as described in Section 3(b)(i)(A)) during the Term, the Reduced Shares Price Target shall be equitably adjusted to effectuate the intent of the parties with regard to the accelerated vesting of the Restricted Stock Award under this Section based upon the initial Reduced Share Price Target.

                        (iii)       In the event Executive disagrees with the Board’s determination as to whether a performance goal set forth in this Section 3 has been attained, Executive shall have the right to demand an independent recalculation of the performance measure by a nationally recognized accounting firm mutually agreed upon by the parties that does not then perform audit services for the Company.  Executive must initiate such demand by written notice to the Company within 30 days of the Board’s determination.  The parties shall select an accounting firm within 30 days of Executive’s written demand, and the Company shall promptly provide the accounting firm with all materials and data reasonably requested to perform the recalculation.  The accounting firm shall deliver its findings to the parties within 30 days of the date it receives the materials necessary to perform the recalculation, or as soon thereafter as is reasonably practicable.  The findings of the accounting firm shall be final and binding on the parties, and, to the extent such findings would support accelerated vesting based on the attainment of a performance measure, Executive shall be entitled to such accelerate vesting irrespective of whether Executive is then employed by the Company or the reason for Executive’s termination.  All expenses of the accounting firm shall be borne by the Company.

            (c)        Acceleration Upon a Change of Control.  (i)  Immediately prior to a Change of Control (as defined in Section 3(c)(iii), below) that occurs on or after the second anniversary of the Effective Date and while Executive is employed by the Company on a full-time basis as contemplated by Section 2 above, the Restricted Stock Award shall vest in full.

                        (ii)  Immediately prior to a Change of Control that occurs prior to the second anniversary of the Effective Date and while Executive is employed by the Company on a full-time basis as contemplated by Section 2 above, the then-unvested portion of the Restricted Stock Award (if any) shall vest on a pro-rata basis in accordance with a fraction, the numerator of which is the number of days between the date of the Change of Control and the Effective Date, and the denominator of which is 730.  Notwithstanding the foregoing, no acceleration shall occur under this Section 3(c)(ii) unless the Market Capitalization of the Company at the time of the Change of Control equals or exceeds One Billion, Five Hundred Million Dollars ($1,500,000,000) (the “Market Cap Target”).  “Market Capitalization” means the combined value of all outstanding shares of all classes of stock issued by the Company, and shall include the value of any outstanding stock options or warrants to purchase Company stock issued by the Company, but shall not include unvested shares of restricted stock.  For purposes of clarity, shares of stock vesting immediately prior to or upon the Change of Control shall be considered vested for this purpose.  The value of stock options and warrants shall be the excess, if any, on the date of the Change of Control, of the fair market value of the Company stock subject to the option or warrant and the strike price of the option or warrant.  The fair market value of a class of Company stock that is then publicly traded shall be the average of the high and low bid prices of the stock on the trading date immediately prior to the Change of Control, as reported on the principal securities exchange or market on which the stock is then traded.  The fair market value of a class of Company stock not then publicly traded shall be finally determined by the Board in good faith.

                        (iii)  A Change of Control shall mean the first to occur of:

                        (A)       any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than (1) the Company or any subsidiary of the Company, (2) any employee benefit plan of the Company or any subsidiary of the Company, or (3) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities.

                        (B)       the individual directors of the Board on the Effective Date (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board.  For purposes of this paragraph,any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Incumbent Directors shall be considered an Incumbent Director.  However, no director whose initial election to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of director or other actual or threatened solicitation of proxies or consents by or on behalf or a person other than the board shall be considered a Incumbent Director;

                        (C)       consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, by reason of such ownership of the Company's voting securities immediately before the Business Combination, directly or indirectly, more than 40% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; (ii) no person (excluding any company resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then combined voting power of the then outstanding voting securities of the company resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the company resulting from such

Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                        (d)        Death, Disability, Termination of Employment.  (i)  In the event Executiveterminates employment by reason of death or Disability (as defined in subparagraph 6(c) below), the then unvested portion of the Restricted Stock Award shall immediately vest on a pro-rata basis determined by multiplying the number of then-unvested shares of the Restricted Stock Award by a fraction, the numerator of which is the number of days that have elapsed from the Effective Date through the date of termination, and the denominator of which is 3650, and only the portion of the Restricted Stock Award that thereafter remains unvested shall be forfeited.

                                    (ii)        In the event Executive terminates employment prior to the second anniversary of the Effective Date by reason of a termination by the Company without Cause or a Constructive Discharge, the then unvested portion of the Restricted Stock Award shall immediately vest on a pro-rata basis determined by multiplying the number of then-unvested shares of the Restricted Stock Award by a fraction, the numerator of which is the number of days that have elapsed from the Effective Date through the date of termination, and the denominator of which is 730, and only the portion of the Restricted Stock Award that thereafter remains unvested shall be forfeited.

                                    (iii)       In the event Executive terminates employment on or after the second anniversary of the Effective Date by reason of a termination by the Company without Cause or a Constructive Discharge, the Restricted Stock Award shall be vested in full.

                                    (iv)       Notwithstanding subparagraphs (ii) and (iii) above, in the event Executive terminates employment by reason of a termination by the Company without Cause or a Constructive Discharge, and the termination is in anticipation of or occurs within one year of (A) the attainment of any performance goal set forth in Section 3(b), or (B) a Change in Control, the Executive shall be treated as if he was employed through the date the performance goal was achieved or through the date of the Change of Control, and shall receive accelerated vesting of the Restricted Stock Award in accordance with the applicable subparagraph(s) of Section 3(b) or 3(c) of this Agreement.

                                    (v)        In the event of a termination of Executive's employment for Cause (as defined in subparagraph 6(e) below) or upon Executive's resignation from the employ of the Company (other than pursuant to a Constructive Discharge or by reason of a Disability) or upon the expiration of this Agreement in accordance with its terms, Executive shall retain any portion of the Restricted Stock Award that is then vested, but the then-unvested portion of the Restricted Stock Award shall be forfeited in its entirety.

                        (e)        Dividends; Shareholder Rights.  Shares subject to the Restricted Stock Award shall constitute issued and outstanding shares of Common Stock for all corporate purposes.  Executive will have the right to vote the shares subject to the Restricted Stock Award, to receive and retain ordinary dividends and distributions paid or distributed on the Restricted Stock Award, and to exercise all other rights, powers, and privileges of a stockholder of shares of

Common Stock with respect to the Restricted Stock Award; except, that the Company or its designee will retain in escrow on behalf of Executive all extraordinary distributions or dividends made or declared with respect to the Restricted Stock Award ("Retained Distributions"), and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Stock Award generally.  Retained Distributions shall not bear interest.  Retained Distributions, upon vesting, shall be paid to the Executive in either cash or Common Stock, or a combination thereof, in the sole discretion of the Board.

                        (f)         Adjustment to Restricted Stock Award.  The number and kind of shares subject to the Restricted Stock Award shall be adjusted upon a Change in the Company’s Capitalization,(as described in Section 3(b)(i)(A)) in order to preserve the intended economic benefit of the Restricted Stock Award to Executive.

                        (g)        Tax Withholding.  Any tax withholding, or any part thereof, required from the receipt or vesting of any shares of the Restricted Stock Award may be satisfied by (a) electing to have the Company withhold from the Restricted Stock Award, shares of Common Stock having an aggregate fair market value equal to the minimum amount required to be withheld or such lesser amount as may be elected by Executive; provided however, that no such withholding shall be permitted if it would result in an accounting charge to the Company, or (b) to transfer to the Company a number of shares of Common Stock that were acquired by Executive more than six months prior to the transfer to the Company (or such longer period a as is necessary to avoid an accounting charge to the Company) and that have an aggregate fair market value equal to the amount required to be withheld or such lesser amount as may be elected by Executive.  The fair market value of Common Stock to be withheld shall be based on the closing price of the Common Stock on the principal securities exchange or market on which the Company’s Common Stock is then traded, on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).  Any such elections by Executive to have shares of Common Stock withheld or transferred for this purpose will be subject to the following restrictions:

                                    (i)         All elections must be made prior to the Tax Date.

                                    (ii)        All elections shall be irrevocable.

Should the Executive not elect to satisfy withholding tax obligations by withholding shares as contemplated in this Section 3(g), or should the amount the Executive elects to withhold be insufficient to meet the withholding and payroll tax obligations (other than the Company’s share of payroll taxes) imposed upon the Company, Executive shall be obligated to pay to the Company, in cash, all amounts required to be paid by the Company (not subject to an election to withhold shares) in order to meet its withholding and payroll tax obligations (other than the Company’s share of payroll taxes).

                        (h)        Registration of Shares.  The Company shall take all steps necessary to register the shares subject to the Restricted Stock Award under an appropriate registration statement filed with the Securities and Exchange Commission and shall list those shares on AMEX.

            4.         Compensation.  During the Term, while Executive is employed by the Company on a full-time basis as contemplated by Section 2 above, the Company shall compensate him for his services as follows:

                        (a)        Base Salary.  Executive shall receive a Base Salary equal to the salary he is receiving on the Effective Date.  This amount shall be reviewed annually by the Compensation Committee of the Board (“Compensation Committee”) pursuant to its normal performance review policies for senior executives, with the first such review occurring in 2006.

                        (b)        Annual Bonus.  For each calendar year, Executive shall be eligible to receive an annual cash bonus payment determined by the Compensation Committee in its discretion.  Such bonus shall be payable on or before March 15th of the calendar year following the calendar year to which the Annual Bonus relates.

                        (c)        Employee Benefits, Fringe Benefits and Perquisites.  Executive shall be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as such benefits and perquisites are provided by the Company from time to time to the Company's other senior executives.  To the extent that it may legally do so without violating the terms of any applicable plan or policy, or without creating adverse tax consequences for the Company or other participants in such plans, the Company agrees to waive any waiting periods for Executive and Executive's spouse with respect to group coverage under its health and welfare benefit plans.

                        (d)        Expense Reimbursement.  The Company will promptly reimburse Executive for all reasonable expenses incurred by him (i) in connection with the negotiation and preparation of this Agreement such that he shall have no after-tax cost for the negotiation and preparation of this Agreement, and (ii) in the performance of his duties in accordance with the Company's policies applicable to senior executives.  All reimbursements shall be made in a manner that complies with Section 409A of the Code.

                        (e)        Vacation.  Executive shall be entitled to vacation at a rate of 30 days per calendar year during the Term in accordance with the plans, policies and programs as in effect generally with respect to other senior executives of the Company, including limitations, if any, on the carry-over of accrued but unused vacation.

            5.         Indemnification.  (a) The Company agrees that if, during or after his employment, Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if more expansive, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of Executive's heirs, executors and administrators.  The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                        (b)        Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under subparagraph 5(a) above, that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

                        (c)        During his employment with the Company and thereafter so long as Executive may have liability arising out of his service as an officer or director of the Company, the Company agrees to continue and maintain a director's and officer's liability insurance policy covering Executive in an amount that is reasonable and customary based on the size of the Company and its business activities, and the authorities, power, responsibilities, and duties of Executive.

            6.         Termination of Employment.

                        (a)        General.  Upon termination of Executive's employment for any reason, Executive or, in the event of his death, Executive's estate, shall be entitled to Executive's accrued but unpaid Base Salary through the date of termination, which shall be paid in accordance with the Company’s customary payroll practices for senior executives.  Any Annual Bonus awarded to Executive for a prior award period, but not yet paid to Executive, shall be paid to Executive promptly following termination of employment, and in all events prior to March 15th of the year following the year to which the Annual Bonus relates.  Any employee benefits to which Executive is entitled by reason of his employment shall be paid to Executive or his estate at such time as is provided by the terms of the applicable Company plan or policy, or the foregoing terms of this Agreement, as the case may be.  Executive shall be entitled to the vested portion of his Restricted Stock Award as of the date of termination, including such portion thereof that becomes vested as a result of Executive’s termination, all as determined under Section 3, Initial Restricted Stock Award, of this Agreement.  Executive's right to additional payments and benefits under this Agreement upon his termination shall be determined in accordance with the following provisions of this Section 6, Termination of Employment, which set forth the exclusive circumstances upon which this Agreement may be terminated during the Term.

                        (b)        Death.  This Agreement shall terminate automatically upon the death of Executive.  No additional payments or benefits will be made to Executive following his death, other than those described in Section 6(a), Termination of Employment, General, above.

                        (c)        Disability.  Executive or the Company may terminate Executive's employment because of Executive's Disability during the Term.  "Disability" means (i) that Executive has been substantially unable, for a period of 180 consecutive days, to perform

Executive's duties under this Agreement as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to Executive or Executive's legal representative, has determined that Executive is disabled.  A termination of Executive's employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Time"), unless Executive returns to full-time performance of Executive's duties before the Disability Effective Time.  A termination of Executive’s employment by Executive for Disability shall be effective immediately upon delivery of written notice of termination to the Company.  No additional payments or benefits will be made to Executive following termination of his employment by reason of Disability, other than those described in Section 6(a), Termination of Employment, General, above.

                        (d)        Voluntary Resignation.  Executive may resign from his employment with the Company, other than pursuant to a Constructive Discharge, after first giving the Company 90 days written notice of his intent to resign.  No additional payments or benefits will be made to Executive following his voluntary resignation, other than those described in Section 6(a), Termination of Employment, General, above.

                        (e)        Termination for Cause.  The Company may terminate Executive’s employment with the Company for “Cause,” which shall mean a reasonable determination by directors comprising two-thirds of the non-executive Board members, after giving Executive notice and an opportunity to be heard, that Executive:

(A) has been convicted of a felony that is materially injurious to the Company’s business or reputation; or

                        (B)       has willfully and continuously failed to perform substantially his duties as contemplated by Section 2 above (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to Executive by the Board which specifically identifies the manners in which the Board believes Executive has not substantially performed his duties, and after Executive has failed to cure such items identified in the Board’s letter within 90 days.

No additional payments or benefits will be made to Executive following a termination for Cause, other than those described in Section 6(a), Termination of Employment, General, above.

                        (f)         Termination Without Cause.  The Company may terminate Executive’s employment at any time without Cause, after first giving Executive 90 days written notice.

                                    (i)         If the Company terminates Executive without Cause, then Executive, upon his election, shall receive medical, dental, and vision coverage identical to the coverage in effect immediately prior to the Executive’s termination, for the period provided for by, and consistent with, COBRA following the date of termination.  The cost of COBRA coverage shall be borne exclusively by the Company. However, the Executive shall receive no additional payments or benefits other than those described in Section 6(a), Termination of Employment, General, above.

                                    (ii)        If the Company terminates Executive without Cause on or after a Change of Control, or within the one year period prior to the Change of Control if the termination is in anticipation of the Change of Control, then, in addition to the payments or benefits described in Sections 6(a), Termination of Employment, General, and 6(f)(i), above, Executiveshall be entitled to a lump sum cash payment equal to three times the Executive’s Base Amount (but not including the amounts, if any, attributable to the vesting of Restricted Shares and/or Retained Distributions) as otherwise defined in Section 280G(b)(3) of the Code (the “Change of Control Severance”).  The Change of Control Severance payment shall be made six months and one (1) day after the date of termination, or as soon thereafter as reasonably practicable.

                        (g)        Resignation for Constructive Discharge.  Executive's voluntary resignation for Constructive Discharge shall be treated for all purposes of this Agreement as a termination by the Company without Cause, entitling Executive to the benefits described in subparagraph (f)(i) above, if such Constructive Discharge occurs prior to a Change of Control, and to the benefits described in (f)(i) and (ii) above, if such Constructive Discharge occurs on or after a Change of Control, or within 1 year prior to the Change of Control if the termination is in anticipation of the Change of Control.  For purposes of this Agreement, "Constructive Discharge" shall mean Executive’s voluntary resignation following the occurrence of any of the following:

                                    (i)         a reduction by the Company in Executive's Base Salary to an amount that is less than that required under Section 4 above or the Company's failure to provide the other elements of compensation or their equivalent as set forth in Section 4;

                                    (ii)        the removal of Executive from the position of Chief Executive Officer, the failure of Executive to remain on the Company's Board of Directors in his then current capacity on the Board to the extent that the decision to remove Executive from the Board is in the control of the Board, or the removal of Executive from any other position then held with the Company without Executive’s written consent;

                                    (iii)       any action by the Company which results in significant diminution in Executive's authority, power, responsibilities or duties from those contemplated by Sections 1 and 2 above or as may thereafter be in effect if in excess of that contemplated by Sections 1 and 2 above, or the assignment to Executive without his written consent of any duties inconsistent with Executive's position and status as contemplated by Sections 1 and 2 above or his position and status as may thereafter be in effect if in excess of that contemplated by Sections 1 and 2 above, which action or assignment continues after written notice thereof and a reasonable opportunity to cure of not less than fifteen (15) days has been given by Executive to the Company;

                                    (iv)       the failure of the Company to obtain an agreement from any successor, assignee, or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder in accordance with the requirements of Section 11 below, unless such liabilities, obligations and duties of the Company are automatically assumed by any such successor, assignee or transferee by operation of law;

                                    (v)        any other breach by the Company of any of its material obligations to Executive under this Agreement, which breach continues after written notice thereof and a reasonable opportunity to cure of not less than ninety (90) days has been given by Executive to the Company, or

                                    (vi)       a Change of Control.

            7.         Special Tax Provision.  (a)  Anything in this Agreement or in any other agreement between the Company and Executive or in any equity incentive or other benefit plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross‑Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (including the tax provided for under Section 409A of the Code and including any interest and penalties imposed with respect to income taxes of any nature) and Excise Tax imposed upon the Gross‑Up Payment, Executive retains an amount of the Gross‑Up Payment equal to the Excise Tax imposed upon the Payments.

                        (b)        Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross‑Up Payment is required and the amount of such Gross‑Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or benefits consulting firm mutually agreed upon by the Company and Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control, the Company and Executive shall jointly appoint another nationally recognized accounting or benefits consulting firm to make the determinations required hereunder (which firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross‑Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive within fifteen business days of the receipt of the Accounting Firms' determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross‑Up Payment which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 7(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                        (c)        Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross‑Up

Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty‑day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (i)         give the Company any information reasonably requested by the Company relating to such claim,

                                    (ii)        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii)       cooperate with the Company in good faith in order effectively to contest such claim, and

                                    (iv)       permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after‑tax basis, for any Excise Tax, payroll tax, or income tax (including the tax provided for under Section 409A of the Code and including any interest and penalties imposed with respect to taxes of any nature) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest‑free basis and shall indemnify and hold Executive harmless, on an after‑tax basis, from any Excise Tax, payroll tax, or income tax (including the tax provided for under Section 409A of the Code and including any interest and penalties with respect to taxes of any nature) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross‑Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority at Executive’s sole cost including the cost of Executive’s counsel or other tax representative.

                        (d)        If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross‑Up Payment required to be paid.

            8.         No Mitigation; No Offset.  In the event of any termination of employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

            9.         Confidential Information Non-competition..  (a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except in good faith performance of his duties for the Company, during employment and after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                        (b)        Executive agrees that during the period that he is an employee of the Company or any of its affiliated companies pursuant to this Agreement and for one year thereafter, he will not without the consent of the Company (i) Participate In (as defined below) any business or organization in the coal fuels business (a “Competitor”) in a capacity that directly assists such Competitor in competing with the Company, any of its subsidiaries, or any company in which the Company owns at least 10% of the equity interests (an “Affiliate”), in a material respect in the coal fuels business in North America, (ii) own a controlling interest in a business or organization that competes in a material respect in the coal fuels business in North America, or (iii) solicit or interfere with, or endeavor to entice away from the Company or any of its subsidiaries or Affiliates any of their respective suppliers, customers or employees.  The employment by Executive or a business that Executive Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement by Executive.  For purposes of this Section 9(b), the term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in.”  Notwithstanding the foregoing,

Executive shall not be deemed to Participate In a business merely because he owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

                        (c)        Executive agrees that the provisions of this Section 9 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Section 9 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

            10.       Remedies.  Executive agrees that the restrictions set forth in Section 9 hereof are reasonable and necessary to protect the legal interests of the Company.  Executive further agrees that the Company shall be entitled, in addition to damages, to injunctive relief in the event of any actual or threatened breach of such restrictions.

            11.       Assignability, Binding Nature.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative’s.  No rights or obligations of the Company under this Agreement may be assigned or transferred except pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a merger or consolidation in which the Company is not the continuing entity or a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause the successor, assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

            12.       Amendment.  This Agreement may be amended only by mutual agreement of the parties in writing.  So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereto except that in the event of Executive's Disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

            13.       Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Colorado, without regard to the conflict of law provisions of any state.

            14.       Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent such provision cannot be appropriately reformed or modified).

            15.       Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

            16.       Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, or prepaid overnight courier to the parties at the facsimile phone numbers or addresses set forth below (or such other addresses or facsimile numbers as shall be specified by the parties by like notice):

            to the Company:

                        KFx Inc.
                        55 Madison Street, Suite 500
                        Denver, Colorado  80206-5810
                        Attn:  Chief Executive Officer

                        With copy to:

                        General Counsel
                        55 Madison Street, Suite 500
                        Denver, Colorado  80206-5810
                        Facsimile:  (303) 293-8430

            or to Executive:

                        Theodore Venners
                        55 Madison Street, Suite 500
                        Denver, Colorado 80206-5810
                        Facsimile:  (303) 293-8430
                        Email:  tvenners@kfx.com

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.  Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or, in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

                        17.       Mediation/Arbitration of Disputes and Reimbursement of Legal Costs.  Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the breach thereof) shall be settled by:

(a) Mediation.  Before resolution of the matter by arbitration, the matter will be mediated with any such mediation being held in Denver, Colorado before one mediator experienced in executive compensation. The mediation shall be administered by JAMS pursuant to the rules and procedures of JAMS.

(b) Arbitration.  If mediation is unsuccessful, the matter shall be settled by final, binding and non-appealable arbitration in Denver, Colorado by a single arbitrator in accordance with the rules of JAMS then in effect for employment related disputes.  The arbitrator shall, to the extent possible, be experienced in the resolution of disputes under employment agreements for executives of major corporations and shall be selected by mutual agreement of the parties.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.

(c) If Executive prevails on any material issue which is the subject of such mediation, arbitration or lawsuit, the Company shall be responsible for all of the fees of JAMS and the mediator and/or arbitrator and any expenses relating to the conduct of the mediation and/or arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the mediation and/or arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of JAMS equally.

            18.       Survivorship.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement, particularly, but without limitation, the restrictions contained in Section 8.

            19.       Entire Agreement.  Except as otherwise noted herein, this Agreement and any related agreement (such as a restricted stock or registration rights agreement with regard to the Restricted Stock Award) constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

            20.       Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Remainder of Page left Intentionally Blank

            IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all on the day and year first above written.

EXECUTIVE:

THEODORE VENNERS

/s/ THEODORE VENNERS

COMPANY:

KFx INC.

By:/s/ MARK S. SEXTON
Mark S. Sexton
Chief Executive Officer

ATTEST:

/s/ WILLIAM G. LAUGHLIN
William G. Laughlin
Secretary